Exhibit 99.1

NYSE: MMP

Date:	Oct. 27, 2005

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Announces Higher Quarterly Earnings

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported increased operating profit, net income and net income per limited partner unit for third-quarter 2005 compared to third-quarter 2004.

Third-quarter 2005 operating profit was $53.7 million compared to $39.2 million for third-quarter 2004, representing a 37% increase. Net income increased to $40.8 million during third-quarter 2005 from $30.6 million in the corresponding 2004 period, a 33% increase. Net income per limited partner unit was 56 cents during third-quarter 2005 compared to 48 cents during 2004, a 17% increase.

“The quarter benefited from acquisitions and growth projects completed over the last twelve months and from higher profits associated with our commodity management and supply activities,” said Don Wellendorf, chief executive officer. “Our assets continue to produce strong cash flows substantially in excess of the increased distribution level announced last week.”

An analysis of variances by segment comparing third-quarter 2005 to third-quarter 2004 is provided below based on operating margin, a financial measure that reflects operating profit before general and administrative (G&A) expenses and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $66.9 million, an increase of $22.9 million and a quarterly record for this segment. Record quarterly transportation barrels shipped primarily due to the pipeline system acquired during Oct. 2004 and higher commodity margins were the principal contributors to the increase. Although the partnership generally does not own the product it transports, its petroleum products management business and third-party supply agreement benefited from the sale of product during the current high price environment. Non-cash asset retirements and higher expenses associated with historical environmental incidents negatively impacted the current quarter.

Petroleum products terminals. Terminals operating margin was $15.6 million, an increase of $0.7 million. The addition of the East Houston, Texas marine terminal, which was acquired as part of the pipeline system acquisition in Oct. 2004, and the Wilmington, Delaware marine facility, which was acquired in Sept. 2005, increased operating results during third-quarter 2005. In addition, the partnership’s terminals business benefited in the current period from recently completed expansion projects at two marine facilities, increased throughput at its inland terminals and higher ancillary revenues. Expenses increased between periods primarily due to increased estimates for expected remediation costs related to historical environmental incidents and asset write-offs for two docks that must be replaced at the partnership’s Marrero, Louisiana marine facility following damage from Hurricane Katrina.

Ammonia pipeline system. Ammonia operating margin was $0.6 million, a decrease of $2.2 million. The positive impact of higher tariffs associated with the partnership’s new transportation agreements, which became effective July 1, 2005, was more than offset by increased environmental accruals, higher property taxes due to a positive adjustment during the 2004 period and increased system integrity costs.

Depreciation and amortization, G&A and interest expenses increased between periods, all principally due to acquisitions completed over the past year. G&A also increased due to higher equity-based incentive expense related to a higher unit price and additional unit awards.

Management currently expects net income per limited partner unit for 2005 of approximately $2.00, which results in a fourth-quarter 2005 estimate of approximately 42 cents per unit.

An analyst call with management regarding third-quarter 2005 financial results is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 475-3716 and provide code 1736421. Investors also may listen to the call via the partnership’s web site at http://www.magellanlp.com/investors/calendar.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Nov. 2. To access the replay, dial (888) 203-1112 and provide code 1736421. The replay also will be available at http://www.magellanlp.com.

Management believes that investors benefit from having access to the same financial measures being utilized by the partnership. As a result, this news release includes a discussion of operating margin, which is an important performance measure used by management to evaluate the economic success of the partnership’s operations. Operating margin is a non-GAAP measure that reflects operating profit before G&A expenses and depreciation and amortization. A reconciliation of operating margin to operating profit accompanies this release.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Transportation and terminals revenues	$103,839	$131,647	$296,305	$370,272
Product sales revenues	54,499	182,129	137,234	457,089
Affiliate management fee revenue	162	167	325	501

Total revenues	158,500	313,943	433,864	827,862
Costs and expenses:
Operating	46,792	63,379	126,703	159,434
Environmental	176	6,942	42,504	9,914
Environmental reimbursements	—	—	(41,324)	—
Product purchases	49,617	160,500	120,498	414,159
Depreciation and amortization	9,564	14,498	28,908	41,399
Affiliate general and administrative	13,837	15,784	40,231	46,044

Total costs and expenses	119,986	261,103	317,520	670,950
Equity earnings	713	909	981	2,231

Operating profit	39,227	53,749	117,325	159,143
Interest expense	8,029	13,547	25,248	38,829
Interest income	(291)	(1,287)	(1,737)	(3,429)
Debt prepayment premium	—	—	12,666	—
Write-off of unamortized debt placement costs	—	—	5,002	—
Debt placement fee amortization	886	731	2,224	2,194
Other income	—	—	(953)	(300)

Net income	$30,603	$40,758	$74,875	$121,849

Allocation of net income:
Limited partners’ interest	$28,286	$37,143	$69,625	$105,157
General partner’s interest	2,317	3,615	5,250	16,692

Net income	$30,603	$40,758	$74,875	$121,849

Basic net income per limited partner unit	$0.48	$0.56	$1.24	$1.58

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	58,542	66,361	56,314	66,361

Diluted net income per limited partner unit	$0.48	$0.56	$1.23	$1.58

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	58,682	66,592	56,432	66,610

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Petroleum products pipeline system:
Transportation revenue per barrel shipped (dollars per barrel)	$0.945	$1.053	$0.974	$1.035
Transportation barrels shipped (million barrels)	66.7	79.4	182.1	222.0
Petroleum products terminals:
Marine terminal average storage capacity utilized per month (million barrels) *	15.8	18.6	15.7	18.5
Marine terminal throughput (million barrels)	5.8	11.5	17.0	37.4
Inland terminal throughput (million barrels)	27.5	28.6	74.1	83.6
Ammonia pipeline system:
Volume shipped (thousand tons)	171	149	552	487

*	For the three months ended September 30, 2005, represents the average monthly storage capacity utilized for our Gulf Coast and New Haven, Connecticut terminals (16.8 million barrels) and the average storage capacity utilized for the month that we owned our Delaware terminal (1.8 million barrels). For the nine months ended September 30, 2005, represents the average monthly storage capacity utilized for our Gulf Coast and New Haven, Connecticut terminals (16.7 million barrels) and the average storage capacity utilized for the month that we owned our Delaware terminal.

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Petroleum products pipeline system:
Transportation and terminals revenues	$77,597	$103,307	$219,959	$286,406
Less: Operating expenses	(38,096)	(52,836)	(100,109)	(129,710)
Environmental expenses	(44)	(4,420)	(38,481)	(6,950)
Add: Environmental expense reimbursement	—	—	37,573	—

Transportation and terminals margin	39,457	46,051	118,942	149,746
Product sales revenues	51,723	180,165	129,976	449,124
Less: Product purchases	(48,002)	(160,362)	(116,460)	(412,009)

Product margin	3,721	19,803	13,516	37,115
Add: Affiliate management fee revenue	162	167	325	501
Equity earnings	713	909	981	2,231

Operating margin	$44,053	$66,930	$133,764	$189,593

Petroleum products terminals:
Transportation and terminals revenues	$23,086	$25,358	$66,899	$76,374
Less: Operating expenses	(9,323)	(9,838)	(26,678)	(28,659)
Environmental expenses	—	(1,620)	(2,839)	(1,710)
Add: Environmental expense reimbursement	—	—	2,839	—

Transportation and terminals margin	13,763	13,900	40,221	46,005
Product sales revenues	2,776	2,514	7,258	8,925
Less: Product purchases	(1,615)	(816)	(4,038)	(3,491)

Product margin	1,161	1,698	3,220	5,434

Operating margin	$14,924	$15,598	$43,441	$51,439

Ammonia pipeline system:
Total revenues	$3,298	$3,745	$9,883	$9,952
Less: Operating expenses	(295)	(2,197)	(2,580)	(5,611)
Environmental expenses	(132)	(902)	(1,184)	(1,254)
Add: Environmental expense reimbursement	—	—	912	—

Operating margin	$2,871	$646	$7,031	$3,087

Segment operating margin	$61,848	$83,174	$184,236	$244,119
Add: Allocated corporate depreciation costs	780	857	2,228	2,467

Total operating margin	62,628	84,031	186,464	246,586
Less: Depreciation and amortization	(9,564)	(14,498)	(28,908)	(41,399)
Affiliate general and administrative	(13,837)	(15,784)	(40,231)	(46,044)

Total operating profit	$39,227	$53,749	$117,325	$159,143

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Net income	$30,603	$40,758	$74,875	$121,849
Direct charges to the general partner:
Transition charges	—	—	823	—
Reimbursable general and administrative costs	2,245	1,049	5,807	2,693
Previously indemnified environmental charges	341	6,055	341	6,692
Other	562	—	—	—

Total direct charges to general partner	3,148	7,104	6,971	9,385

Income before direct charges to general partner	33,751	47,862	81,846	131,234
General partner’s share of income	16.19%	22.40%	14.93%	19.87%

General partner’s allocated share of net income before direct charges	5,465	10,719	12,221	26,077
Direct charges to general partner	3,148	7,104	6,971	9,385

Net income allocated to general partner	$2,317	$3,615	$5,250	$16,692

Net income	$30,603	$40,758	$74,875	$121,849
Less: net income allocated to general partner	2,317	3,615	5,250	16,692

Net income allocated to limited partners	$28,286	$37,143	$69,625	$105,157